EXHIBIT 5.1

May 12, 2006

INOVIO BIOMEDICAL CORPORATION

11494 Sorrento Valley Road

San Diego, California 92121-1318

Re:          $75,000,000 Aggregate Offering Price of Securities

                of Inovio Biomedical Corporation

Ladies and Gentlemen:

We have acted as special counsel to Inovio Biomedical Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion letter is included as Exhibit 5.1, relating to up to $75,000,000 aggregate initial offering price of a presently indeterminate amount of the following:

(i)                                                       shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”);

(ii)                                                    one or more classes or series of shares of the Company’s preferred stock, $0.001 par value per share (the “Preferred Stock”);

(iii)                                                 warrants representing the rights to purchase shares of Common Stock or Preferred Stock (the “Warrants”); and

(iv)                                                units representing ownership of Common Stock, Preferred Stock and Warrants, or any combination(s) thereof (the “Units” and together with the Common Stock, Preferred Stock, and Warrants, the “Securities”).

The Securities may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, and as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus (each, a “Prospectus Supplement”), at an aggregated public offering not to exceed $75,000,000.

LA-120077 v2

INOVIO BIOMEDICAL CORPORATION
May 12, 2006

The Warrants will be issued under one or more warrant agreements to be filed as an exhibit or exhibits to the Registration Statement at or prior to such time as the Prospectus Supplement relating to the Warrants to be offered is filed with the SEC (each, a “Warrant Agreement”). Each Warrant Agreement will be between the Company and a financial institution to be identified therein as warrant agent (each, a “Warrant Agent”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, including the exhibits filed therewith, the Prospectus, the Company’s Certificate of Incorporation, as amended or supplemented, the Company’s Bylaws, as amended, and the corporate resolutions and other actions of the Company that authorize and provide for the issuance of the Securities covered by this opinion letter, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts so relied on.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

The opinions expressed in this opinion letter are limited to, applicable federal securities laws of the United States, the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the enforceability of any Warrant Agreement, the law of the State of California. We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

INOVIO BIOMEDICAL CORPORATION
May 12, 2006

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth below, we are of the opinion that:

1.             With respect to shares of Common Stock, when both: (a) the Board of Directors of the Company or a duly authorized, constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Common Stock, in either case upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion, exchange or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock (including shares of Common Stock that form a part of any Units) will be validly issued, fully paid and nonassessable;

2.             With respect to any particular series of shares of Preferred Stock, when both: (a)  the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a certificate of designation relating to such Preferred Stock conforming to the Delaware General Corporation Law (a “Certificate”) and the filing of the Certificate with the Secretary of State of Delaware; and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or upon the exercise of Warrants to purchase Preferred Stock, upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion, exchange or exercise of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock (including shares of such Preferred Stock that form a part of any Units) will be validly issued, fully paid and nonassessable;

3.             With respect to the Warrants, when both: (a) the Board has taken all necessary corporate action to approve the issuance of and the terms of the Warrants

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and related matters; and (b) the Warrants have been duly executed and delivered against payment therefor, pursuant to the applicable definitive purchase, underwriting, warrant or similar agreement duly authorized, executed and delivered by the Company and a warrant agent, and the certificates for the Warrants have been duly executed and delivered by the Company and such warrant agent, then the Warrants (including the Warrants that form a part of any Units),will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the applicable Warrant Agreement.

The opinions set forth above are subject to the following additional assumptions:

We have assumed that at the time the Board takes the necessary corporate action to approve the issuance of, and the terms of the offering of, the shares of Common Stock and Preferred Stock (including any shares of Common Stock or Preferred Stock underlying Warrants or issuable upon conversion or exchange for any Security), the number of shares of Common Stock or Preferred Stock to be issued or issued in such offering does not exceed the number of shares of such Securities then authorized by the Company’s Certificate of Incorporation, when such Securities to be issued or actually issued are aggregated with (x) then outstanding shares of Common Stock or Preferred Stock, as applicable to such issuance, (y) shares of Common Stock then issuable by reason of the required application of anti-dilution provisions of outstanding securities of the Company, and/or (z) previously issued shares of Preferred Stock that the Company has theretofore purchased, redeemed or otherwise acquired and which, by the terms of the Certificate of Designations governing such Preferred Stock, the Company may not reissue.

To the extent that the obligations of the Company under any Warrant Agreement may be dependent upon such matters, we have assumed for purposes of our opinion as to the enforceability of any Warrants that the applicable Warrant Agent will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent will be duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement will have been duly authorized, executed and delivered by the Warrant Agent and will constitute the valid and binding obligation of the Warrant Agent, enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent will be in compliance, with respect to acting as a Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent will have the requisite organizational and legal power and authority to perform its obligations under the Warrant Agreement.

INOVIO BIOMEDICAL CORPORATION
May 12, 2006

We express no opinion as to any provision in any Warrant Agreement that (i) relates to judgments in currencies other than U.S. dollars; (ii) that releases, exculpates or exempts a party from, or requires indemnification or contribution of a party for, liability for its own negligence or misconduct; (iv) that purports to allow any party to unreasonably interfere in the conduct of the business of another party; (iii) purports to require any party to pay any amounts due to another party without a reasonable accounting of the sums purported to be due; (iv) purports to prohibit the assignment of rights that that may be assigned pursuant to applicable law regardless of an agreement not to assign such rights; ((v) purports to require that amendments to any agreement be in writing; (vi) relates to powers of attorney, severability or set-off; (vii) purports to waive a party’s rights to a jury trial, (viii) purports to limit access exclusively to any particular courts; (ix) provides that decisions by a party are conclusive or may be made in its sole discretion; (x) consents to, or restrictions upon, judicial relief or jurisdiction;(xi) purports to choose a particular forum to resolve disputes or waives the right to object thereto or a waiver of forum non conveniens;(xii)  provides for advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing evidentiary requirements, statutes of limitation, or other procedural rights; (iii) provides for exclusivity, election or cumulation of rights or remedies; (xiii) provides for the payment of attorneys’ fees where such payment is contrary to law or public policy and call to your attention to the provisions of Sections 1717 and 1717.5 of the California Civil Code, which limit and create obligations for the payment of attorney’s fees; (xiv) purports to create or administer proxies, powers and trusts; or (xv) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies. We express no opinion concerning whether a U.S. federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any Warrant Agreement.

Our opinion above with respect to the enforceability of any Warrant Agreement is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally; (2) general principles of equity, whether such principles are considered in a proceeding of law or at equity; and (3) an implied covenant of good faith, reasonableness and fair dealing and standards of materiality. Our opinion above with respect to the enforceability of any Warrant Agreement is further subject to the following exceptions limitations, qualifications and limitations that may be applicable under California law:

(a)           the unenforceability under certain circumstances of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

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(b)           the discretion of any court of competent jurisdiction in awarding equitable remedies, including, but not limited to, specific performance or injunctive relief, and limitations imposed by federal or state securities laws;

(c)           the net impact or result of any conflict of laws between or among laws of competing jurisdictions and the applicability of the law of any jurisdiction in such instance other than California. In addition, we express no opinion as to whether any U.S. federal court or a California state court, if faced with the issue of applying any law other than the law of state of Delaware would determine that provisions of or governing the Warrants included in the Warrant Agreement that relate to corporate matters, including any limitations on and rights of warrantholders, were governed by and subject to the laws of the State of Delaware, the Company’s state of incorporation;

(d)           the limitations imposed by California law and court decisions relating to the strict enforcement of certain covenants in contracts absent a showing of damage or increased risk to the party seeking enforcement (such covenants may include, without limitation, covenants to provide reports or notices and covenants restricting rights of assignment);

(e)           the effect of certain California court decisions indicating that a California court would probably refuse to give strict and literal effect to contractual provisions if it concluded that enforcement of such provisions, on the basis of the facts and circumstances then before such court, was not reasonably necessary to protect the rights and interest of the party seeking enforcement;

(f)            the enforceability under certain circumstances of contractual provisions respecting various self-help or summary remedies without notice or opportunity for hearing or correction, especially if their operation would work a substantial forfeiture or impose a substantial penalty upon the burdened party;

(g)           the unenforceability under certain circumstances of provisions waiving vaguely or broadly stated rights or unknown future rights and of provisions stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that the election of some particular remedy or remedies does not preclude recourse to one or more others;

(h)           the effect of Section 1670.5 of the California Civil Code, which provides that if a court as a matter of law finds a contract or any clause of a contract to have been “unconscionable” at the time it was made, the court may refuse to enforce

INOVIO BIOMEDICAL CORPORATION
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the contract, or the court may enforce the remainder of the contract without the “unconscionable” clause so as to avoid an “unconscionable” result. That Section also permits parties to present evidence as to the commercial setting, purpose and effect of any contract or clause thereof claimed to be “unconscionable” to aid the court in making its determination; and

(i)            the effect of Trident Center v. Connecticut General Life Ins. Co., 847 F.2d 564 (9th Cir. 1988), in which the Ninth Circuit Court of Appeals, applying what it said was California law, held parol evidence was admissible to vary the provisions of an unambiguous agreement. To the extent that Trident accurately expresses California law on the subject matter, our opinion assumes that no party to the warrant agreement in any action seeking to enforce it offers any parol evidence that varies the express provisions of that agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

                                                                                                KIRKPATRICK & LOCKHART

                                                                                                NICHOLSON & GRAHAM LLC